As filed with the Securities and Exchange Commission on May 16, 2011
          Registration File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

OPHTHALMIC IMAGING SYSTEMS
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-3035367 (I.R.S. Employer Identification No.)

221 Lathrop Way, Suite I Sacramento, CA (Address of Principal Executive Offices)	95815 (Zip Code)

2011 STOCK OPTION PLAN
(Full title of the plan)

Ariel Shenhar, Chief Financial Officer
c/o Ophthalmic Imaging Systems
221 Lathrop Way, Suite I
Sacramento, CA 95815
(Name and address of agent for service)

(916) 646-2020
(Telephone number, including area code, of agent for service)

with a copy to:

Henry I. Rothman, Esq.
Troutman Sanders, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York  10174
(212) 704-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	1,000,000 shares(2)	$0.80(3)	$800,000	$92.88
TOTAL	1,000,000 shares			$92.88

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers such indeterminate number of shares of Common Stock as may be issued resulting from stock splits, stock dividends or similar transactions.

(2)	Shares underlying options to be granted under the registrant’s 2011 Stock Option Plan.

(3)
Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rules 457(c) and 457(h), the last sale price reported of the registrant's Common Stock on May 13, 2011.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2011 Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not being, filed by Ophthalmic Imaging Systems (the “Company”) with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents heretofore filed by the Company with the Commission are incorporated herein by reference: (1) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Commission on April 15, 2011, (2) the Company’s Current Reports on Form 8-K filed with the Commission on February 16, 2011, March 9, 2011 and March 23, 2011,and (3) the description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 13, 1992, including any amendment or report filed for the purpose of updating such description.

All documents filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any documents or information “furnished” and not “filed” in accordance with the Commission rules shall not be deemed incorporated in this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Section 317 of the California Corporations Code (“Section 317”) states that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.  In addition, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

With regard to a provision authorizing the indemnification of directors or agents in excess of that expressly permitted by Section 317, Section 204 of the California Corporations Code (“Section 204”) stipulates that (A) such a provision may not eliminate or limit the liability of directors or agents, among other things, (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director or agent believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or agent, (iii) for any transaction from which a director or agent derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s or agent’s duty to the corporation or its shareholders in circumstances in which the director or agent was aware, or should have been aware, in the ordinary course of performing a director’s or agent’s duties, of a risk of serious injury to the corporation or its shareholders, or (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or agent’s duty to the corporation or its shareholders, (B) no such provision shall eliminate or limit the liability of a director or agent for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or agent or that his or her actions, if negligent or improper, have been ratified by the directors.

For purposes of Section 317, “agent” means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and “expenses” includes without limitation attorneys’ fees and any expenses of establishing a right to indemnification.

The Company’s Articles of Incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under California Law.  In addition, it provides that the Company is authorized to provide indemnification to agents (as defined in Section 317) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204.   The Bylaws of the Company provide that the Company may indemnify any director, officer, agent or employee as to those liabilities and those terms and conditions as are specified in Section 317, and that the Company shall have the right to purchase and maintain insurance on behalf of any such person whether or not the Company would have the power to indemnify such person against the liability insured against.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit Number
5.1	Opinion and consent of Troutman Sanders LLP, counsel to the Company, as to the legality of the securities being offered.*

23.1	Consent of Perry-Smith LLP.*

23.2	Consent of Troutman Sanders LLP (contained in Exhibit 5).*

24	Power of Attorney (contained in the signature page to this registration statement).

99.1	2011 Stock Option Plan.*

99.2	Form of Incentive Stock Option Agreement for the grant of stock options to employees of Registrant under the 2011 Plan.*

99.3	Form of Nonstatutory Stock Option Agreement for the grant of stock options to non-employees of Registrant under the 2011 Plan.*

*Filed herewith

Item 9.   Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sacramento, State of California, on May 16, 2011.

OPHTHALMIC IMAGING SYSTEMS
By: /s/ Ariel Shenhar Name: Ariel Shenhar Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gil Allon and Ariel Shenhar his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gil Allon	Chief Executive Officer and Director	May 16, 2011
Gil Allon	(Principal Executive Officer)
/s/ Ariel Shenhar	Chief Financial Officer and Secretary (Principal Financial and	May 16, 2011
Ariel Shenhar	Accounting Officer)
/s/ John Brown	Director	May 16, 2011
John Brown
/s/ Uri Ram	Director	May 16, 2011
Uri Ram
/s/ Uri Geiger	Director	May 16, 2011
Uri Geiger
/s/ Menachem Inbar	Director	May 16, 2011
Menachem Inbar
/s/ Barak Azmon	Director	May 16, 2011
Barak Azmon
	Director	May 16, 2011
Jonathan Philips
/s/ Merle Symes	Director	May 16, 2011
Merle Symes
/s/ Yigal Berman	Director	May 16, 2011
Yigal Berman

EXHIBIT INDEX

Exhibit Number
5.1	Opinion and consent of Troutman Sanders LLP, counsel to the Company, as to the legality of the securities being offered.*

23.1	Consent of Perry-Smith LLP.*

23.2	Consent of Troutman Sanders LLP (contained in Exhibit 5).*

24	Power of Attorney (contained in the signature page to this registration statement).

99.1	2011 Stock Option Plan.*

99.2	Form of Incentive Stock Option Agreement for the grant of stock options to employees of Registrant under the 2011 Plan.*

99.3	Form of Nonstatutory Stock Option Agreement for the grant of stock options to non-employees of Registrant under the 2011 Plan.*

*Filed herewith